EXHIBIT 99.1

       VocalTec Communications Ltd. Amended 2003 Master Stock Option Plan

1.   PURPOSE; TYPE OF OPTIONS; CONSTRUCTION

     The purpose of the VocalTec Communications Ltd. Amended 2003 Master Stock Option Plan (the "Plan") is to afford an incentive to officers, directors, employees and consultants of VocalTec Communications Ltd. (the "Company"), or any subsidiary of the Company which now exists or hereafter is organized or acquired by the Company, to acquire a proprietary interest in the Company, to continue as employees, directors and consultants, to increase their efforts on behalf of the Company and to promote the success of the Company's business. The Options granted under the Plan may or may not contain such terms as will qualify such Options for the special tax treatment under Section 102 of the Israeli Income Tax Ordinance (New Version) 1961 (the "Ordinance") including without limitations the revisions enacted which came into effect on January 1, 2003 (the " New Section 102") and any regulations, rules, orders or procedures promulgated thereunder, including but not limited to the Income Tax Rules (Tax Benefits in Stock Issuance to Employees) 1989, provided, that all options granted to employees of the Company or its Subsidiaries in Israel from January 1, 2003 and thereafter shall be issued under New Section 102 of the Ordinance.

     In the event that Options shall be granted under this Plan to Grantees in jurisdictions other than Israel, or Options are granted to Grantees who are not deemed to be residents of Israel for purposes of taxation, specific terms and conditions for such grants may be set forth in a separate annex to this Plan, as may be approved by the Board from time to time.

2.   DEFINITIONS

     As used in this Plan, the following words and phrases shall have the meanings indicated:

(a) The "Plan" shall mean the VocalTec Communications Ltd. 2003 Master Stock Option Plan.

(b)  The "Company" shall mean VocalTec Communications Ltd.

(c) "Ordinary Shares" shall mean ordinary shares, par value NIS 0.13 per share (which par value gives effect to the 1-for-13 reverse split of the Company's shares, effected on November 25, 2005), of the Company.

(d) "Disability" shall mean the inability of a Grantee (as defined in Section 3 hereof) to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months, as determined by a medical doctor satisfactory to the Committee.


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(e)  "Fair Market Value" per share as of a particular date shall mean (i) the closing sales price per share of Ordinary Shares on the national securities exchange on which the Ordinary Shares are principally traded, for the last preceding date on which there was a sale of such Ordinary Shares on such exchange, or (ii) if the shares of Ordinary Shares are then traded in an over-the-counter market, the average of the closing bid and asked prices for the shares of Ordinary Shares in such over-the-counter market for the last preceding date on which there was a sale of such Ordinary Shares in such market, or (iii) if the shares of Ordinary Shares are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Committee (as defined in Section 3 hereof), in its sole discretion, shall determine in good faith. Notwithstanding the foregoing, in the case of all Options granted effective as of the consummation of the public offerings of the Ordinary Shares (the "Offerings"), the Fair Market Value per share of the Ordinary Shares subject to such Options shall be equal to the public offering price per share.

(f) "102 Options" shall mean Options containing such terms as will qualify them for the special tax treatment under New Section 102.

(g) "3(I) Options" shall mean Options that do not contain such terms as will qualify them for the special tax treatment under New Section 102.

(h) "Option" or "Options" shall mean a grant to a Grantee (as defined in Section 3 hereof) of an option or options to purchase shares of Ordinary Shares.

(i) "Trustee" shall mean a person nominated by the Committee or the Board, as the case may be, and approved in accordance with the provisions of New
     Section 102.

(j) "Parent" shall mean any company (other than the Company), which now exists or hereafter organized, in an unbroken chain of companies ending with the Company if, at the time of granting an Option, each of the companies other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other companies in such chain.

(k) "Subsidiary" shall mean any company (other than the Company), which now exists or hereafter organized, in an unbroken chain of companies beginning with the Company if, at the time of granting an Option, each of the companies other than the last company in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other companies in such chain.

(l) The "Ordinance" shall mean the Israeli Income Tax Ordinance (New Version) 1961, as may be amended or replaced from time to time (including the amendment which came into effect on January 1, 2003).


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(m)  The "Companies Law" shall mean the Israeli Companies Law 5759-1999, as may be amended or replaced from time to time.

(n) "Retirement" shall mean a Grantee's retirement pursuant to applicable law or in accordance with the terms of any tax-qualified retirement plan maintained by the Company or any of its affiliates in which the Grantee participates.

3.   ADMINISTRATION

     The Plan shall be administered by a committee (the "Committee") established by the Board of Directors of the Company (the "Board").

     The Committee shall consist of such number of members (not less than two
     (2) in number) as may be fixed by the Board. The Committee shall select one of its members as its chairman (the "Chairman") and shall hold its meetings at such times and places as the Chairman shall determine. The Committee shall keep records of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

     Any member of such Committee shall be eligible to receive Options under the Plan while serving on the Committee, unless otherwise specified herein.

     The Committee shall have the authority in its discretion, subject to and not inconsistent with the express provisions of the Plan and of any applicable laws, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to recommend to the Board, subject to the Companies Law (i) to grant Options; (ii) to determine the kind of consideration payable (if any) with respect to Options; (iii) to determine the period during which Options may be exercised, and whether in whole or in installments; (iv) to determine the persons to whom, and the time or times at which Options shall be granted (such persons are referred to herein as "Grantees"); (v) to determine the number of shares to be covered by each Option; (vi) to interpret the Plan; (vii) to prescribe, amend and rescind rules and regulations relating to the Plan; (viii) to determine the terms and provisions of the agreements (which need not be identical) entered into in connection with Options granted under the Plan (the "Agreements"); (ix) to determine which route - the capital gain ("HONI") route, the work income ("PAIROTI") route or any other route available under New Section 102 - shall be adopted for the purposes of the Plan under New
     Section 102 of the Ordinance; (x) to cancel or suspend Options, as necessary; and (xi) to make all other determinations deemed necessary or advisable for the administration of the Plan.

     The Committee shall be entitled to grant Options to the Grantees and to issue shares underlying options which have been granted by the Board and duly exercised pursuant to the provisions hereof only to the extent permitted under section 112(a)(5) of the Israeli Companies Law.


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     The Board shall fill all vacancies, however caused, in the Committee. The
     Board may from time to time appoint additional members to the Committee, and may at any time remove one or more Committee members and substitute others.

     Subject to applicable laws, no member of the Board or Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Option granted hereunder.

     All decisions and selections made by the Committee pursuant to the provisions of the Plan shall be made by a majority of its members except that no member of the Committee shall vote on, or be counted for quorum purposes, with respect to any proposed action of the Committee relating to any Option to be granted to that member. Any decision, made by the Committee, and reduced to writing, shall be executed in accordance with the provisions of the Company's Articles of Association, as same may be in effect from time to time. The interpretation and construction by the Committee of any provision of the Plan or of any Option thereunder shall be final and conclusive unless otherwise determined by the Board.

4.   ELIGIBILITY

     Officers, Directors, and other employees and consultants of the Company, its Parents and Subsidiaries shall be eligible to receive Options hereunder. In its determination as to the persons to whom Options shall be granted and the number of shares to be covered by each Option, the Committee, in its sole discretion, shall take into account the contribution by the eligible individuals to the management, growth and/or profitability of the business of the Company and such other factors as the Committee shall deem relevant.

     Notwithstanding anything in the Plan to the contrary, all grants of Options to directors and office holders ("Nosei Misra" - as such term is defined in the Israeli Companies Law) shall be authorized and implemented in accordance with the provisions of the Israeli Companies Law or any successor act or regulation, as in effect from time to time.

     In addition, it is herby clarified that 102 Options may be granted only to employees residing in Israel of the Company or a Subsidiary including to Nosei Misra of the Company. 102 Options may not be granted to "Controlling Persons" as such term is defined in the Ordinance.

5.   TRUSTEE

     102 Options which shall be granted under the Plan and/or any Shares issued upon exercise of such 102 Options and/or other shares received subsequently following any realization of rights, shall be allocated or issued to a Trustee nominated by the Committee, and approved in accordance with the provisions of New Section 102 (the "Trustee") and held for the benefit of the Grantees. The 102 Options and any Shares received subsequently following exercise of 102 Options, shall be held by the Trustee for such period of time as required by New Section 102 or any regulations, rules or orders or procedures promulgated thereunder.


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     During the holding period with the Trustee as set forth in New Section 102 and as long as the applicable tax has not been paid, neither the Options nor the Shares, as the case may be, may be sold, transferred, assigned, pledged or mortgaged (other than through a transfer by will or by operation of law), nor may they be the subject of an attachment, power of attorney or transfer deed (other than a power of attorney for the purpose of participation in general meetings of shareholders) unless New Section 102 and/or the regulations, rules, orders or procedures promulgated thereunder allow otherwise.

     Notwithstanding anything to the contrary, the Trustee shall not release any Options which were not already exercised into Shares by the Grantee or release any Shares issued upon exercise of Options prior to the full payment of the Grantee's tax liabilities arising from Options which were granted to the Grantee and/or any Shares issued upon exercise of such Options.

     Upon receipt of the 102 Option, the Grantee will sign an undertaking to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with the Plan, or any Option or Share granted to the Grantee thereunder.

6.   ORDINARY SHARES

     The maximum number of shares of Ordinary Shares reserved for the purposes of granting Options under the Plan shall be 1,038,462 (such amount gives effect to the 1-for-13 reverse split of the Company's shares, effected on November 25, 2005), subject to adjustment as provided in Section 8 hereof. All options previously granted under other stock option plans of the Company that were adopted by the Company prior to the adoption of this Plan shall revert to this Plan upon the termination or expiration of such options. The Board may increase or decrease the number of Ordinary Shares to be reserved under the Plan. Such shares may, in whole or in part, be authorized but unissued shares or shares that shall have been or may be repurchased by the Company (to the extent permitted pursuant to the Companies Law) or by a trustee appointed by the Board under the relevant provisions of the Companies Law or any equivalent provision. Any of such shares which may remain unsold and which are not subject to outstanding options at the termination of the Plan shall cease to be reserved for the purpose of the Plan.

     If any outstanding Option under the Plan should, for any reason expire, be canceled or be terminated without having been exercised in full, the shares of Ordinary Shares allocable to the unexercised, canceled or terminated portion of such Option shall (unless the Plan shall have been terminated) become available for subsequent grants of Options under the Plan.


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7.   TERMS AND CONDITIONS OF OPTIONS

     Each Option granted pursuant to the Plan shall be evidenced by a written agreement between the Company and the Grantee (the "Option Agreement"), in such form as the Committee shall from time to time approve, which Option Agreement shall comply with and be subject to the following terms and conditions, unless otherwise specifically provided in such Option
     Agreement:

(a) NUMBER OF SHARES. Each Option Agreement shall state the number of shares of Ordinary Shares to which the Option relates.

(b) TYPE OF OPTION. Each Option Agreement shall specifically state the type of Option granted to the Grantee. The Company shall indicate in each Stock Option Agreement whether the grant of any particular 102 Option is made under the capital gain ("HONI") route, the work income ("PAIROTI") route or any other route available under New Section 102, at the Company's sole discretion.

(c) OPTION PRICE. Each Option Agreement shall state the Option Price. The Option Price for each Ordinary Share to be issued upon exercise of an Option shall be not less than the Fair Market Value of the Ordinary Share, unless otherwise determined by the Committee or the Board, as the case may be, in its discretion. The Option Price shall be subject to adjustment as provided in Section 8 hereof. Subject to any applicable laws, the date on which the Committee and/or the Board as the case may be according to applicable laws adopts a resolution expressly granting an Option shall be considered the day on which such Option is granted.

(d) MEDIUM AND TIME OF PAYMENT. The Option Price shall be paid in full, at the time of exercise, as the Option Agreement may provide, in cash or subject to any applicable laws in shares of Ordinary Shares having a Fair Market Value equal to such Option Price or in a combination of cash and Ordinary Shares or in such other manner as the Committee shall determine.

(e) TERM AND EXERCISABILITY OF OPTIONS. Each Option Agreement shall be exercisable at such times and under such conditions as the Committee, in its discretion, shall determine. The exercise period shall be subject to earlier termination as provided in Sections 7(f) and 7(g) hereof. Notwithstanding the above, unless terminated or exercised earlier, Option granted hereunder following December 13, 2005 (or any unexercised portion of such Options) will be terminated on the seventh anniversary of the date of grant of such Option. An Option may be exercised, as to any or all full shares of Ordinary Shares as to which the Option has become exercisable, by giving written notice of such exercise to the Committee.

     Subject to any applicable law, Options shall become exercisable in such installments (which may be cumulative) as the Committee shall provide in the terms of the respective Option Agreements; provided, however, that the Committee, in its absolute discretion, may, on such terms and conditions as it may determine to be appropriate, accelerate the time at which such Option or any portion thereof may be exercised.


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(f)  TERMINATION. Except as provided in this Section 7(f) and in Section 7(g)
     hereof, an Option may not be exercised unless the Grantee is then in the service or employ of the Company or a Parent or Subsidiary, and unless the Grantee has remained continuously so employed or has continuously performed such services since the date of grant of the Option. With respect to New 102 Options granted under New Section 102(c), if the Grantee ceases to be employed by the Company or a Subsidiary, the Grantee shall extend to the Company a security or guarantee for the payment of tax due at the time of sale of Shares, all in accordance with the provisions of Section 102 and the rules, regulation and orders promulgated thereunder. In the event that the employment of a Grantee shall terminate or grantee shall cease performance of services for the Company, a Parent or a Subsidiary thereof (in either event, other than by reason of death, disability or retirement), all Options of such Grantee that are exercisable at the time of such termination or cessation may, unless earlier terminated in accordance with their terms, be exercised within ninety (90) days after the date of such termination or cessation;

(g) DEATH, DISABILITY OR RETIREMENT OF GRANTEE. If a Grantee shall die while employed by, or performing services for, the Company or a Parent or subsidiary thereof, or within ninety (90) days after the date of cessation of such Grantee's employment or performance of services other than as a result of termination for cause (or within such longer period as the Committee may have provided pursuant to Section 7(e) hereof), or if the Grantee's employment shall terminate or performance of services shall cease by reason of Disability, or if Grantee's employment shall terminate due to the Grantee's Retirement, all Options theretofore granted to such Grantee (to the extent exercisable) may, unless earlier terminated in accordance with their terms, be exercised by the Grantee or by the Grantee's estate or by a person who acquired the right to exercise such Options by bequest or inheritance or otherwise by reason of the death or Disability of the Grantee, at any time within one year after the date of death or Disability of the Grantee. In the event that an Option granted hereunder shall be exercised by the legal representatives of a deceased or former Grantee, written notice of such exercise shall be accompanied by a certified copy of letters testamentary or equivalent proof of the right of such legal representative to exercise such Option. In the event that the employment or service of a Grantee shall terminate on account of such Grantee's Retirement, all Options of such Grantee that are exercisable at the time of such Retirement may, unless earlier terminated in accordance with their terms, be exercised at any time within ninety (90) days after the date of such Retirement (or such different period as the Committee shall prescribe).

(h) OTHER PROVISIONS. The Option Agreements evidencing Options under the Plan shall contain such other terms and conditions, not inconsistent with the Plan, as the Committee may determine.

8.   EFFECT OF CERTAIN CHANGES

(a) If there is any change in the shares of Ordinary Shares through the declaration of dividends, stock dividends, recapitalization, stock splits, or combinations or exchanges of such shares, or other similar transactions, the number of Ordinary Shares available for the grant of Options, the number of such shares covered by outstanding Options, and the price per share of Options shall be proportionately adjusted by the Committee to reflect such change in the issued shares of Ordinary Shares; provided, however, that any fractional shares resulting from such adjustment shall be eliminated in the manner provided by the Committee in its sole discretion.


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(b)  In the event of (i) a sale of all or substantially all of the assets of the
     Company; or (ii) a sale (including an exchange) of all of the shares of capital stock of the Company; or (iii) a merger, consolidation, amalgamation or like transaction of the Company with or into another corporation; or (iv) a scheme of arrangement for the purpose of effecting such sale, merger or amalgamation (all such transactions being herein referred to as a "Merger/Sale"), then, without the Grantee's consent and action -

(i) The Committee in its sole discretion will use its efforts to cause that any Option then outstanding be assumed or an equivalent Option shall be substituted by such successor corporation or, in such event that such transaction is effected through a subsidiary, the parent of such successor corporation, under substantially the same terms as the Option; and

(ii) In such case that such successor corporation or other entity does not agree to assume the Option or to substitute an equivalent Option, then the Committee shall, in lieu of such transaction and in its sole discretion, provide in each Grantee's Option Agreement either (i) for the Grantee to have the right to exercise the Option as to all of the Ordinary Shares or any part thereof, including Ordinary Shares covered by the Option which would not otherwise be exercisable, under such terms and conditions as the Committee shall determine; or (ii) for the cancellation of each outstanding Option at the closing of said Merger/Sale, against payment to the Grantee of an amount in cash equal to (a) the fair market value of each Ordinary Share covered by the Option as reflected under the terms of the Merger/Sale, minus (b) the Option Price of each Ordinary Share covered by the Option.

(iii) Notwithstanding the foregoing, in the event of a Merger/Sale, the Committee may determine in its sole discretion that upon completion of such Merger/Sale, the terms of any Option be otherwise amended and modified, as the Committee shall deem in good faith to be appropriate, and that the Option shall confer the right to purchase any other security or asset, or any combination thereof, or that its terms be otherwise amended or modified, as the Committee shall deem in good faith to be appropriate.

(c) Notwithstanding the foregoing, in the event that the Company and the other party to a Merger/Sale agree that such transaction is to be treated as a "pooling of interests" for financial reporting purposes, and if such transaction is in fact so treated, then any acceleration of exercisability pursuant to Section 8(b)(ii)(ii) shall not occur to the extent that the Company's independent public accountants separately determine in good faith that such acceleration would preclude the use of "pooling of interests" accounting.

(d) In the event of a change in the Ordinary Shares of the Company as presently constituted that is limited to a change of all of its authorized shares of Ordinary Shares into the same number of shares with a different par value or without par value, the shares resulting from any such change shall be deemed to be the Ordinary Shares within the meaning of the Plan.


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(e)  Except as herein before expressly provided in this Section 8, the Grantee of an Option hereunder shall have no rights by reason of any subdivision or consolidation of shares of stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, merger, or consolidation or spin-off of assets or stock of another company; and any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Ordinary Shares subject to an Option. The grant of an Option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structures or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or part of its business or assets or engage in any similar transactions.

9.   SURRENDER AND EXCHANGES OF OPTIONS

     The Committee may permit the voluntary surrender of all or a portion of any Option granted under the Plan or any option granted under any other plan, program or arrangement of the Company or any subsidiary ("Surrendered Option"), to be conditioned upon the granting to the Grantee of a new Option for the same number of shares of Ordinary Shares as the Surrendered Option, or may require such voluntary surrender as a condition precedent to a grant of a new Option to such Grantee. Subject to the provisions of the Plan, such new Option shall be exercisable at the price, during such period and on such other terms and conditions as are specified by the Committee at the time the new Option is granted.

10.  PERIOD DURING WHICH OPTIONS MAY BE GRANTED

     Subject to applicable laws, Options may be granted pursuant to the Plan from time to time within a period of ten (10) years from the date the Plan is adopted by the Board.

11.  NONTRANSFERABILITY OF OPTIONS

     Options granted under the Plan shall not be transferable otherwise than by will or by the laws of descent and distribution, and Options may be exercised, during the lifetime of the Grantee, only by the Grantee.

12.  TAX CONSEQUENCES

     Any tax consequences arising from the grant or exercise of any Option, from the payment for Shares covered thereby or from any other event or act (of the Company, and/or its Subsidiaries, and the Trustee or the Grantee), hereunder, shall be borne solely by the Grantee. The Company and/or its Subsidiaries, and the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Grantee shall agree to indemnify the Company and/or its Subsidiaries and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Grantee, unless the said liability is a result of default of the Company.


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     The Committee and/or the Trustee shall not be required to release any Share certificate to a Grantee until all required payments have been fully made.

13.  AMENDMENT AND TERMINATION OF THE PLAN

     The Board at any time and from time to time may suspend, terminate, modify or amend the Plan. Except as provided in Section 8 hereof, no suspension, termination, modification or amendment of the Plan may adversely affect any Option previously granted, unless the written consent of the Grantee is obtained.

14.  RIGHTS AS A SHAREHOLDER

     Except as provided in Section 8(d) hereof, a Grantee shall have no rights as a shareholder with respect to any shares covered by the Option until the date of the issuance of a share certificate to the Grantee for such shares and until registration of the Grantee as holder of such shares in the Company's register of shareholders upon exercise of the Option in accordance with the provisions of the Plan. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distribution of other rights for which the record date is prior to the date such stock certificate is issued, except as provided in
     Section 8 hereof.

15.  NO RIGHTS TO EMPLOYMENT

     Nothing in the Plan or in any Option granted or Agreement entered into pursuant hereto shall confer upon any Grantee the right to continue in the service or employ of the Company or any subsidiary or to be entitled to any remuneration or benefits not set forth in the Plan or such Agreement or to interfere with or limit in any way the right of the Company or any such subsidiary to terminate such Grantee's employment or services. Options granted under the Plan shall not be affected by any change in duties or position of a Grantee as long as such Grantee continues in the service or employ of the Company or any subsidiary. With respect to all Shares issued upon the exercise of 102 Options (but excluding, for avoidance of any doubt, any unexercised Options) and held by the Grantee or by the Trustee, as the case may be, the Grantee shall be entitled to receive dividends in accordance with the quantity of such Shares, subject to the provisions of the Company's Articles of Association (as may be amended from time to time) and subject to any applicable taxation on distribution of dividends, and when applicable, subject to the provisions of New Section 102 and the rules, regulations and orders promulgated thereunder.


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16.  GOVERNING LAW & JURISDICTION

     The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the state of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws. The competent courts of Tel Aviv, Israel shall have sole jurisdiction in any matter pertaining to the Plan.

17.  APPROVAL

     The Plan shall take effect upon its adoption by the Board and shall terminate on the tenth anniversary of such date. Notwithstanding the foregoing, in the event that approval of the Plan by the shareholders of the Company is required under applicable law, in connection with the application of certain tax treatment or pursuant to applicable stock exchange rules or regulations or otherwise, such approval shall be obtained within the time required under the applicable law.

18.  EFFECTIVE DATE AND DURATION OF THE PLAN

     This Plan shall be effective as of the date it was adopted by the Board and shall terminate on the tenth anniversary of such date.

19.  RULES PARTICULAR TO SPECIFIC COUNTRIES

     Notwithstanding anything herein to the contrary, the terms and conditions of the Plan may be amended with respect to a particular country (including but not limited to the United States and Israel) by means of an addendum to the Plan in the form of an Annex, and to the extent that the terms and conditions set forth in the Annex conflict with any provisions of the Plan, the provisions of the Annex shall govern. Terms and conditions set forth in the Annex shall apply only to options issued to Grantees under the jurisdiction of the specific country that is subject of the Annex and shall not apply to options issued to Grantees not under the jurisdiction of such country. The adoption of any such Annex shall be subject to the approval of the Board.




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